Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services (“OIG‑HHS”) and the Defense Health Agency (“DHA”), acting on behalf of the TRICARE Program, (collectively, the “United States”); EyePoint, Inc. (“EyePoint”); and AFCE LLC (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A. EyePoint, Inc. (formerly EyePoint Pharmaceuticals, Inc.) is a pharmaceutical company headquartered in Massachusetts and incorporated under the laws of Delaware. EyePoint is a bio-therapeutic company which develops and commercializes treatments for eye diseases.

B. On December 17, 2021, AFCE LLC filed a qui tam action in the United States District Court for the District of Massachusetts captioned United States et al. ex rel. AFCE LLC v. EyePoint Pharmaceuticals, Inc., No. 21-CV-12071, pursuant to the qui tam provisions of the False Claims Act (“FCA”), 31 U.S.C. § 3730(b) (the “Civil Action”) and analogous state FCAs.

C. The United States contends that EyePoint caused to be submitted claims for payment to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (“Medicare”); the Medicaid Program, 42 U.S.C. §§ 1396-1396w‑5 (“Medicaid”); and the TRICARE Program, 10 U.S.C. §§ 1071-1110b (“TRICARE”).

D. The United States contends that it has certain civil claims against EyePoint arising out of kickbacks paid to Ambulatory Surgery Centers (“ASCs”) to induce ASCs to purchase and dispense DEXYCU between January 1, 2019, through March 31, 2023 (“Relevant Period”).

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E. EyePoint admits, acknowledges, and accepts responsibility for the following facts:

1) In February 2018, the United States Food and Drug Administration

(“FDA”) approved DEXYCU to treat postoperative ocular inflammation, which doctors at Ambulatory Surgery Centers (“ASCs”) administered by injecting DEXYCU into a patient’s eye. Medicare Part B (the portion of Medicare that covers outpatient hospital care and doctor visits), Medicaid, and TRICARE reimbursed ASCs for cataract surgery using a bundled payment to cover the cost of the entire service, including payment for the performance of the cataract surgery, the provision of anesthesia, and a facility fee. The facility fee covered, among other items, any drug administered at the time of the cataract procedure, including DEXYCU. Medicare Part B, Medicaid, and TRICARE also reimbursed ASCs for dispensing DEXYCU to treat ocular inflammation post-surgery.

2) In October 2018, the FDA assigned DEXYCU pass-through status, which allowed ASCs to receive separate and additional reimbursement from Medicare for administering the drug. The pass-through status continued for approximately three years.

3) Unlike Medicare, Medicaid, and TRICARE, a number of commercial health insurers either chose not to reimburse ASCs for DEXYCU or offered the ASCs minimal reimbursement for administering the drug. The uncertain reimbursement landscape resulted in a number of ASCs declining to purchase DEXYCU from EyePoint.

4) Following the commercial launch of DEXYCU in 2019, and in an effort to increase sales of DEXYCU, EyePoint implemented strategies which, in part, were designed to address ASCs’ concerns about commercial health insurers’ reimbursement. First, EyePoint implemented an Assurance Program, whereunder EyePoint would reimburse or compensate

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ASCs if health insurers denied a claim for DEXYCU or reimbursed DEXYCU below the ASCs’ purchase cost. Second, EyePoint provided free samples of DEXYCU to ASCs.

5) EyePoint’s Assurance Program:

a. EyePoint launched the Assurance Program to provide free DEXYCU if a commercial health insurer denied the ASCs’ reimbursement request for DEXYCU. Beginning in July 2019, EyePoint extended the Assurance Program to Medicare Advantage plans, which are Medicare Part C plans administered by private insurers. Attachment 1 identifies certain ASCs that received free DEXYCU under the Assurance Program and administered DEXYCU to patients for whom the ASCs sought reimbursement from Medicare, Medicaid, and TRICARE. The ASCs identified in Attachment 1 are covered by this Agreement (the “Covered ASCs”).

b. On October 22, 2019, an EyePoint employee wrote in an internal e-mail that “[w]e need to open up the rules of the [A]ssurance Program” to offer ASCs a “discount on future orders for any unit of DEXYCU that is denied reimbursement through [commercial health insurers] or Medicare Advantage coverage when all program requirements are met.”

c. In April 2020, EyePoint’s DEXYCU Resource Binder reflected that EyePoint had changed the Assurance Program again, offering to provide a replacement unit “for any unit of DEXYCU that is denied reimbursement through [commercial health insurers] or Medicare Advantage coverage when all program requirements are met.”

d. In October 2020, EyePoint’s DEXYCU Reimbursement Flashcards stated that EyePoint modified the Assurance Program “to reimburse the difference between [the ASC’s cost of DEXYCU] and the amount covered by your plan if you are denied full

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reimbursement through [commercial health insurers]. If [the ASC is denied reimbursement through Medicare Advantage, EyePoint will reimburse [the ASC’s cost of DEXYCU]”.

e. EyePoint terminated the Assurance Program in the middle of 2022.

Prior to its termination, EyePoint paid the Covered ASCs approximately $500,000 in reimbursement, and issued numerous units and discounts.

6) EyePoint’s Sampling Program:

a. Following the commercial launch of DEXYCU in 2018, EyePoint provided no-cost samples of the drugs to ASCs.

b. EyePoint’s internal compliance policies advised that DEXYCU samples were to be used to train healthcare providers on administering DEXYCU.

c. EyePoint gave thousands of DEXYCU samples to certain ASCs (“the Covered ASCs”), which are identified in Attachment 1 to the Agreement. At times, the Covered ASCs received over 100 samples per month during the relevant period.

d. At various times, certain EyePoint sales representatives instructed ASCs to bill federal healthcare programs for DEXYCU, and on occasion to use the no-cost DEXYCU sample to treat patients with commercial health insurance.

7) EyePoint licensed U.S. marketing rights for DEXYCU to a third-party as of December 31, 2021, and EyePoint stopped commercializing DEXYCU in the United States at the end of 2022 after DEXYCU lost pass-through reimbursement status from the Centers for

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Medicare and Medicaid Services (“CMS”). EyePoint has not marketed or distributed DEXYCU commercially in the United States since January 1, 2023.

F. The conduct in Paragraph E is referred to below as the “Covered Conduct.” The specific claims released under this Agreement are listed in Attachment 1. With the exception of the Covered Conduct, EyePoint expressly denies the allegations of the Relators as set forth in the Civil Action.

G. Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relator’s reasonable expenses, attorneys’ fees and costs.

In consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1. EyePoint shall pay to the United States and the Medicaid Participating States, collectively, the sum of $4,678,981.86 plus interest at a rate of 4.25% per annum from January 28, 2026, and continuing until and including the date of payment (the “Settlement Amount”). Payment shall be made as follows:

a. EyePoint shall pay to the United States the sum of $4,657,463.18 plus interest at a rate of 4.25% per annum from January 28, 2026, and continuing until and including the date of payment (the “Federal Settlement Amount”) no later than 14 days after the Effective Date of this Agreement by electronic funds transfer pursuant to written instructions to be provided by the Office of the United States Attorney for the District of Massachusetts. Of the Settlement Amount, $2,328,731.59 constitutes restitution.

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b. EyePoint shall pay to the Medicaid Participating States the sum of $21,518.68 plus interest at a rate of 4.25% per annum from January 28, 2026, and continuing until and including the date of payment (the “States Settlement Amount”) no later than 14 days after the Effective Date of this Agreement by electronic funds transfer pursuant to written instructions to be provided by the State Team.

2. Conditioned upon the United States receiving the Federal Settlement Amount and as soon as feasible after receipt, the United States shall pay $791,768.74 plus interest to Relator by electronic funds transfer (“Federal Relator’s Share”). Conditioned upon the Medicaid Participating States receiving the States Settlement Amount and as soon as feasible after receipt, Medicaid Participating States shall collectively pay $1,754.35 plus interest to Relator by check (“States Relator’s Share”).

3. No later than 60 days after the Effective Date of this Agreement, EyePoint shall pay $166,500 to Relator’s counsel, by electronic funds transfer pursuant to written instructions to be provided by Relator’s counsel, for expenses, attorneys’ fees, and costs related to the Civil Action.

4. Subject to the exceptions in Paragraph 8 (concerning reserved claims) below, and upon the United States’ receipt of the Federal Settlement Amount under Paragraph 1, the United States releases EyePoint, together with its current and former parent corporations, current or former affiliates, owners, joint ventures, and successors and assigns from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Administrative False Claims Act (formerly known as the Program Fraud Civil Remedies

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Act), 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.

5. Subject to the exceptions in Paragraph 8 below, and upon the United States’ receipt of the Federal Settlement Amount under Paragraph 1, Relator, for itself and its heirs, successors, attorneys, agents, and assigns, releases EyePoint, together with its current and former parent corporations, current or former affiliates, owners, directors, officers, employees, agents, shareholders, joint ventures, and successors and assigns, jointly and severally, from all liability, claims, demands, actions, or causes of action whatsoever, whether known or unknown, fixed or contingent, in law or in equity, in contract or in tort, under any federal or state statute or regulation, or in common law, that Relator, its heirs, successors, attorneys, agents and assigns otherwise would have standing to bring as of the date of this Agreement, including any liability to Relator arising from or relating to the claims Relator asserted or could have asserted in the Civil Action, including claims for reasonable attorneys’ fees, expenses, and costs under 31 U.S.C. § 3730(d). Relator represents and warrants that Relator is not currently aware of any legal claim that could lawfully be brought at this time against EyePoint other than those encompassed within the Covered Conduct and the Civil Action, for which a full release is herein granted.

6. In consideration of the obligations of EyePoint in this Agreement and the Corporate Integrity Agreement (“CIA”), entered into between OIG-HHS and EyePoint, and upon the United States’ receipt of full payment of the Federal Settlement Amount, plus interest due under Paragraph 1, and upon the Medicaid Participating States’ receipt of full payment of the States Settlement Amount, plus interest due under Paragraph 1, the OIG-HHS shall release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. §

Exhibit 10.1

1320a-7b(f)) against EyePoint under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in this paragraph and in Paragraph 8 (concerning reserved claims), below. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude EyePoint from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 8, below.

7. In consideration of the obligations of EyePoint set forth in this Agreement, and upon the United States’ receipt of full payment of the Federal Settlement Amount under Paragraph 1, DHA shall release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against EyePoint under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in this paragraph and in Paragraph 8 (concerning reserved claims), below. DHA expressly reserves authority to exclude EyePoint from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii) (mandatory exclusion), based upon the Covered Conduct. Nothing in this paragraph precludes DHA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 8, below.

8. Notwithstanding the releases given in Paragraph 4, 6, and 7 of this Agreement or any other term of this Agreement, the following claims and rights of the United States are specifically reserved and are not released:

a. Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

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b. Any criminal liability;

c. Except as explicitly stated in this Agreement, any administrative liability or enforcement right, including mandatory exclusion from Federal health care programs;

d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e. Any liability based upon obligations created by this Agreement;

f. Any liability of individuals;

g. Any liability of express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

h. Any liability for failure to deliver goods or services due; and

i. Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

9. Relator and its members, employees, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the Federal Relator’s Share, Relator and its members, employees, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.

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10. Relator, for itself, and for its members, employees, successors, attorneys, agents, and assigns, releases EyePoint, and its officers, agents, and employees, from any liability to Relator arising from the filing of the Civil Action, or under 31 U.S.C. § 3730(d) for expenses or attorneys’ fees and costs.

11. EyePoint waives and shall not assert any defenses EyePoint may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

12. EyePoint fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that EyePoint has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct or the United States’ investigation or prosecution thereof.

13. EyePoint, together with its current and former parent corporations, current or former affiliates, owners, directors, officers, employees, agents, joint ventures, successors and assigns, fully and finally releases the Relator, together with Relator’s affiliates, owners, joint ventures, successors, assigns, attorneys, and agents, jointly and severally, from all liability, claims, demands, actions, or causes of action whatsoever (including attorneys’ fees, costs, and expenses of every kind and however denominated), whether known or unknown, fixed or contingent, in law or in equity, in contract or in tort, under any federal or state statute or

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regulation, or in common law that EyePoint, its current and former parent corporations, current or former affiliates, owners, directors, officers, employees, agents, joint ventures, successors and assigns otherwise would have standing to bring as of the date of this Agreement, including any liability to EyePoint arising from or related to the Covered Conduct and the Relator’s investigation and prosecution thereof. EyePoint represents and warrants that EyePoint is not currently aware of any legal claim that could lawfully be brought at this time against Relator.

14. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier) or any state payer, related to the Covered Conduct; and EyePoint agrees not to resubmit to any Medicare contractor or any state payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

15. EyePoint agrees to the following:

a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395lll and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of EyePoint, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1) the matters covered by this Agreement;

(2) the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3) EyePoint’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in

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connection with the matters covered by this Agreement (including attorneys’ fees);

(4) the negotiation and performance of this Agreement;

(5) the payment EyePoint makes to the United States pursuant to this Agreement and any payments that EyePoint may make to Relator, including costs and attorneys’ fees; and

(6) the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to OIG-HHS are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs). However, nothing in paragraph 15.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Eyepoint.

b. Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by EyePoint, and EyePoint shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by EyePoint or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: EyePoint further agrees that within 90 days of the Effective Date of this Agreement it shall

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identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by EyePoint or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. EyePoint agrees that the United States, at a minimum, shall be entitled to recoup from EyePoint any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by EyePoint or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this paragraph) on EyePoint or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine EyePoint’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this paragraph.

16. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 17 (waiver for beneficiaries paragraph), below.

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17. EyePoint agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third-party payors based upon the claims defined as Covered Conduct.

18. Upon receipt of the Settlement Amount described in Paragraph 1, above, the United States, the Medicaid Participating States, and the Relator shall promptly sign and file in the Civil Action a Notice of Dismissal of the Civil Action pursuant to Rule 41(a)(1). The dismissal shall be (1) with prejudice as to the United States’ and Relator’s claims as to the Covered Conduct; and (2) without prejudice as to the United States and with prejudice as to Relator as to all other claims set forth in the Civil Action.

19. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement, except as set forth in Paragraph 3.

20. Each party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

21. This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Massachusetts. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

22. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

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23. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

24. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

25. This Agreement is binding on EyePoint’s successors, transferees, heirs, and assigns.

26. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

27. All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

28. This Agreement is effective on the date of signature of the last signatory to the Agreement (“Effective Date of this Agreement”). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

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THE UNITED STATES OF AMERICA

DATED: July 17, 2026 BY: /s/ Margate F. Thomas

MARGARET F. THOMAS

Commercial Litigation Branch

Civil Division

United States Department of Justice

STEVEN T. SHAROBEM

Assistant United States Attorney

District of Massachusetts

DATED: 7/10/2026 BY: /s/ Susan E. Gillin

SUSAN E. GILLIN

Assistant Inspector General for Legal Affairs

Office of Counsel to the Inspector General

Office of Inspector General

United States Department of Health and Human Services

DATED: 6/30/2026 BY: /s/ Weston Earl Borkenhagen

SALVATORE M. MAIDA

General Counsel

Defense Health Agency

United States Department of Defense

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EYEPOINT, INC. DEFENDANT

DATED: July 13, 2026 BY: /s/ Ron I. Honig

RON I. HONIG

Chief Legal Officer

EyePoint, Inc.

DATED: July 13, 2026 BY: /s/ Douglas A. Fellman

DOUGLAS A. FELLMAN

Hogan Lovells Cadwalader US LLP

Counsel for EyePoint, Inc.

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AFCE LLC - RELATOR

DATED: July 9, 2026 BY: /s/ [***] __________

[***]

AFCE LLC

DATED: July 9, 2026 BY: /s/ [***] ____

[***]

AFCE LLC

DATED: July 9, 2026 BY: /s/ [***]

LEAH JUDGE

MARLENE KOURY

HALLIE NOECKER

MAX VOLDMAN

Counsel for AFCE LLC

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Attachment 1

Covered ASCs

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